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                                                         STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM  07/12/1995
                                                        950155786 - 2149638

                                                                  EXHIBIT 3.3

                                    CERTIFICATE
                          FOR RENEWAL AND REVIVAL OF CHARTER

     Topform, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1. The name of this corporation is Topform, Inc.

     2. Its registered office in the State of Delaware is located at Twelfth and Orange Streets, One Commerce Center, Suite 600, City of Wilmington, Zip Code is 19899-0511, County of New Castle. The name and address of the registered agent is Agents and Corporations, Inc., P.O. Box 511, Wilmington, Delaware 19899-0511.

     3. The date or filing of the original Certificate of Incorporation was January 19, 1988

     4. The date when restoration, renewal, and revival of the charter of this company is to commence the 29th day of February 1992, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is perpetual.

     5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1992, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the state of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation of Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Wilbur F. Noyes, the last and acting President, and Richard Daniel Noyes, Secretary of Topform, Inc. have hereunto set their hands to this certificate this 5th day of July, 1995.

                                    /s/ Wilbur F. Noyes
                                    -------------------------------------
                                    Wilbur F. Noyes
                                    Last and Acting President


                                    /s/ Richard Daniel Noyes
                                    -------------------------------------
                                    Richard Daniel Noyes
                                    Secretary